UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

         CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
       SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
      OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                         Commission File Number: 0-21466
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                         JEFFERSON SAVINGS BANCORP, INC.
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             (Exact name of registrant as specified in its charter)

                   15435 CLAYTON ROAD, BALLWIN, MISSOURI 63011
                                 (636) 227-3000
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                         PREFERRED SHARE PURCHASE RIGHTS
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            (Title of each class of securities covered by this Form)

                                      NONE
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       (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)   [X]              Rule 12h-3(b)(1)(i)   [ ]
       Rule 12g-4(a)(1)(ii)  [ ]              Rule 12h-3(b)(1)(ii)  [ ]
       Rule 12g-4(a)(2)(i)   [ ]              Rule 12h-3(b)(2)(i)   [ ]
       Rule 12g-4(a)(2)(ii)  [ ]              Rule 12h-3(b)(2)(ii)  [ ]
                                              Rule 15d-6            [ ]

Approximate number of holders of record as of the certification or
notice date:    0
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     Pursuant  to the  requirements  of the  Securities  Exchange  Act of  1934,
Jefferson Savings Bancorp, Inc. has caused this certification/notice to be signed on behalf by the undersigned duly authorized person.

Date:  February 13, 2001               By: /s/ Paul J. Milano
                                           -------------------------------------
                                           Paul J. Milano, Senior Vice President